   SUPPLEMENT DATED APRIL 3, 2009 TO THE PROSPECTUS DATED FEBRUARY 2, 2009 OF:

    SELIGMAN COLORADO FUND, SELIGMAN GEORGIA FUND, SELIGMAN LOUISIANA FUND,
              SELIGMAN MARYLAND FUND, SELIGMAN MASSACHUSETTS FUND,
      SELIGMAN MICHIGAN FUND, SELIGMAN MISSOURI FUND, SELIGMAN OHIO FUND,
             SELIGMAN OREGON FUND AND SELIGMAN SOUTH CAROLINA FUND,
             EACH A SERIES OF SELIGMAN MUNICIPAL FUND SERIES, INC.;

SELIGMAN FLORIDA MUNICIPAL SERIES AND SELIGMAN NORTH CAROLINA MUNICIPAL SERIES,
                EACH A SERIES OF SELIGMAN MUNICIPAL SERIES TRUST;

                  SELIGMAN NEW JERSEY MUNICIPAL FUND, INC.; AND

                   SELIGMAN PENNSYLVANIA MUNICIPAL FUND SERIES
                                (EACH, A "FUND")

At a Special Meeting of Shareholders scheduled to be held on June 2, 2009, shareholders who owned shares of a Fund on April 3, 2009 will vote on the merger of that Fund into Seligman National Fund, a series of Seligman Municipal Fund Series, Inc. Seligman National Fund seeks to maximize income exempt from regular federal income taxes to the extent consistent with preservation of capital and with consideration given to opportunities for capital gain.

For more information about Seligman National Fund, please call 1-800-221-2450 for a prospectus.